Exhibit 99.1
News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (March 15, 2010)
BAKER ANNOUNCES 2009 FINANCIAL RESULTS
     PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today reported its financial results for the fourth quarter and the full year of 2009.
     As announced earlier, in 2009 the Company sold its former Energy business and, as a result of this disposition, the financial results of the former Energy segment have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. The information contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-K, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.
     For 2009, Baker reported net income from continuing operations of $24.6 million, or $2.75 per diluted share, on total contract revenues of $445.2 million. This compares to net income from continuing operations of $22.6 million, or $2.54 per diluted share, on total contract revenues of $455.9 million in 2008. The higher net income from continuing operations, on lower revenue, is attributable primarily to an increase in work and profitability improvements for the Company’s unconsolidated joint venture operating in Iraq, a reduction of approximately four percent in the Company’s effective tax rate compared to 2008 due to the utilization of foreign tax credits, and profitability improvements in certain federal and state projects. The decrease in revenue for the current period relates to a net decline of $26.3 million in work performed for the Federal Emergency Management Agency (FEMA) and a $1.0 million decline in project incentive awards. This was partially offset by an increase in work performed for the previously mentioned unconsolidated joint venture operating in Iraq, an increase in work performed on certain federal and state projects, and increases on several existing transportation projects.
     Operating income from continuing operations in 2009 was $30.6 million, compared to $33.3 million in 2008. This year-over-year decrease is attributable primarily to the lower revenue mentioned earlier. Other income was $7.4 million in 2009 compared to $3.7 million in 2008, primarily due to improved margins on the extension of work orders related to the unconsolidated joint venture operating in Iraq.
     Total backlog for continuing operations at December 31, 2009, was $1.43 billion, compared to $984 million at December 31, 2008. Of these totals, $461 million and $450 million, respectively, are considered funded backlog. Included in funded backlog at December 31, 2009, was $34 million related to the Company’s FEMA Risk MAP Program and $40 million related to the FEMA Map Modernization Program.
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ADD ONE — BAKER 2009 FINANCIAL RESULTS
     As of December 31, 2009, the Company had cash and short-term investments of approximately $110 million and no long-term debt. Also, the Company had a receivable related to the sale of the Energy segment of approximately $10 million, which was in connection with the net asset adjustment provision of the stock purchase agreement. This additional payment was received in February 2010.
     For the fourth quarter of 2009, the Company reported income from continuing operations of $5.9 million, or $0.65 per diluted share, on total contract revenues of $107 million, compared with income from continuing operations of $1.9 million, or $0.21 per diluted share, on total contract revenues of $115 million in the fourth quarter of 2008.
     The effective income tax rate from continuing operations was 35.0 percent and 39.0 percent for the years ended December 31, 2009 and 2008, respectively.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “We made a good year out of a difficult year in 2009, achieving record profitability on flattened revenue. In 2010, we remain committed to our growth strategy, and expect continued strength in our transportation business and some timing challenges in our federal business.”
     Michael Baker Corporation (www.mbakercorp.com) provides architecture, engineering and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, rail & transit, transportation and water. With more than 2,300 employees in over 40 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, March 16, at 10:00 a.m. EDT, to discuss the fourth quarter and full-year results. Please call (877) 769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR FOURTH QUARTER 2009
FINANCIAL SUMMARY
(Unaudited)

	For the three months		For the twelve months
Operating Results	ended December 31,		ended December 31,
(In thousands, except earnings per share)	2009	2008	2009	2008

Revenues	$106,617	$114,611	$445,177	$455,929

Gross profit	20,375	16,074	87,980	84,532

Operating income	6,910	2,377	30,558	33,300

Income before noncontrolling interest and income taxes	7,833	3,181	37,806	36,980

Net income from continuing operations attributable to Michael Baker Corporation	5,859	1,941	24,572	22,558

Income from discontinued operations	(1,105)	1,047	2,349	6,596

Net income attributable to Michael Baker Corporation	$4,754	$2,988	$26,921	$29,154

Weighted average shares outstanding:
Basic	8,875	8,827	8,855	8,811
Diluted	8,948	8,902	8,933	8,891

Earnings per share:
Basic-continuing operations	$0.65	$0.21	$2.77	$2.56
Diluted-continuing operations	0.65	0.21	2.75	2.54
Basic-net income	0.53	0.34	3.04	3.31
Diluted-net income	$0.53	$0.34	$3.01	$3.28

Backlog	As of December 31,
(In millions)	2009	2008

Funded	$461.3	$449.5
Unfunded	963.9	534.7

Total	$1,425.2	$984.2

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ADD THREE — BAKER FINANCIAL RESULTS FOR FOURTH QUARTER 2009

Condensed Balance Sheet	As of December 31,
(In thousands)	2009	2008

ASSETS
Cash and cash equivalents	$105,259	$49,050
Short term investments and available for sale securities	4,655	—
Proceeds receivable — Energy sale	9,965	—
Receivables, net	76,455	113,676
Unbilled revenues on contracts in progress	49,605	70,455
Prepaid expenses and other	5,407	16,756

Total current assets	251,346	249,937

Property, plant and equipment, net	12,578	16,671
Goodwill and other intangible assets, net	9,702	17,254
Other long-term assets	5,218	8,200

Total assets	$278,844	$292,062

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$31,948	$42,421
Accrued compensation and insurance	32,576	47,162
Other accrued expenses	13,363	28,696
Billings in excess of revenues on contracts in progress	19,102	17,449

Total current liabilities	96,989	135,728

Other long-term liabilities	8,115	13,418

Total liabilities	105,104	149,146

Common Stock	9,403	9,351
Additional paid-in capital	49,989	48,405
Retained earnings	119,135	92,214
Accumulated other comprehensive loss	(333)	(2,565)
Less — Treasury shares	(4,761)	(4,761)

Total Michael Baker Corporation shareholders’ investment	173,433	142,644
Noncontrolling interests	307	272

Total shareholders’ investment	173,740	142,916

Total liabilities & shareholders’ investment	$278,844	$292,062

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